Exhibit 21

The details of our subsidiaries and variable interest entities are described below:

	Company name	Place and date of incorporation	Principal activities

1	Hong Kong Yidong Group Company Limited (“HKYD”)	Hong Kong April 12, 2005	Investment holdings

2	Joy City Investment Limited	Hong Kong March 10, 2009	Investment holdings

3	Xiamen Xinyixiang Modern Agricultural Development Co., Ltd. (formerly Xiamen Xinyixiang Catering Distribution Co. Ltd. (“Xinyixiang”)	The People’s Republic of China (“PRC”) July 20, 2006	Investment holdings of Yikoule, provision of catering services and canteen sales, and plantation and trading of agricultural products

4	Xiamen Yikoule Catering Distribution Co., Ltd. (“Yikoule”)	The PRC September 26, 2003	Provision of catering services and canteen sales

5	Xiamen Yangyang Canteen (“Yangyang”)#	The PRC May 16, 2005	Provision of catering services and canteen sales

6	Xiamen Yixinrong Fruit & Vegetable Market (“Yixinrong”) #	The PRC January 6, 2009	Trading of fruits, vegetables and dry food products

# represents variable interest entity (“VIE”).  A variable interest entity refers to an entity subject to consolidation using the provisions within FIN 46R.